UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Dillard’s Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Saturday, May 21, 2022

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Dillard’s, Inc. (the “Company”) will be held at the Company’s Corporate Office, 1600 Cantrell Road, Little Rock, Arkansas 72201, on Saturday, May 21, 2022, at 9:00 a.m. CDT for the following purposes:
1.
To elect as directors the fifteen nominees named in the attached Proxy Statement (five of whom are to be elected by Class A stockholders and ten of whom are to be elected by Class B stockholders).

2.
To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2022.

3.
To consider and act upon a stockholder proposal regarding the sale of products containing animal fur.

4.
To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Details regarding the business to be conducted are more fully described in the accompanying Proxy Statement.
Only stockholders of record at the close of business on March 24, 2022 will be entitled to notice of, and to vote at, the meeting or adjournments or postponements thereof.
Your participation in the meeting is earnestly solicited. Even if you expect to attend the meeting, we encourage you to vote in advance by proxy. The giving of a proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the Annual Meeting.
By Order of the Board of Directors
DEAN L. WORLEY
Vice President, General Counsel, Corporate Secretary
Little Rock, Arkansas
April 8, 2022
Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to Be Held on May 21, 2022. The accompanying Proxy Statement and the Company’s Annual Report on Form 10-K are available at investor.dillards.com/financial-information/annual-report-and-proxy/default.aspx

DILLARD’S, INC.
1600 CANTRELL ROAD
LITTLE ROCK, ARKANSAS 72201
Telephone (501) 376-5200

PROXY STATEMENT

April 8, 2022
General
The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Dillard’s, Inc., a Delaware corporation (the “Company”, “Dillard’s”, “we”, “us” or “our”), for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Saturday, May 21, 2022, at 9:00 a.m. CDT, at our principal executive offices, 1600 Cantrell Road, Little Rock, Arkansas, 72201, or at any adjournments or postponements thereof.
Internet Availability of Proxy Materials
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we made our proxy statement and form of proxy available by sending a Notice of Internet Availability of Proxy Materials on or about April 8, 2022 to our stockholders of record as of the close of business on March 24, 2022. We also provided access to our proxy materials via the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this proxy statement or in the Notice of Internet Availability of Proxy Materials.
Proxy Voting
The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of our stock transfer agent, you may vote by proxy, meaning you authorize individuals named on the proxy card to vote your shares in accordance with your instructions. You may provide this authorization by voting via the internet at proxyvote.com, by telephone by calling the toll-free telephone number provided in your Notice of Internet Availability of Proxy Materials or (if you have requested paper copies of our proxy materials) by mail by simply signing, dating and mailing a proxy card. In these circumstances, if you do not vote by proxy or in person at the Annual Meeting, your shares will not be voted.
If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you are a beneficial owner and not a stockholder of record, and therefore must provide instructions to your broker or nominee as to how your shares held by them should be voted. Your ability to vote in person, via the internet, by mail or by telephone depends on the voting procedures of your broker or nominee. Please follow the directions that your broker or nominee provides. In these circumstances, if you do not provide voting instructions, the broker or nominee may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG LLP (“KPMG”) as our independent auditors for fiscal 2022, but not on any other matters being considered at the meeting.
All proxies related to shares held of record as of March 24, 2022, other than those held through the Dillard’s Stock Fund portion of the Dillard’s, Inc. Investment & Employee Stock Ownership Plan (the “401(k) Plan”), must be submitted no later than 11:59 p.m. EDT on May 20, 2022, and no proxy received after that date and time will be voted at the Annual Meeting. If a stockholder holds Company shares through the 401(k) Plan, such stockholder is entitled to instruct Newport Trust Company (“Newport”), Trustee for the 401(k) Plan (“Trustee”), on how to vote such shares, provided that his or her voting instructions are submitted in accordance with the instructions on the proxy card and received by May 18, 2022 or submitted in accordance with the instructions on the Notice of Internet Availability of Proxy Materials and received by no later than 11:59 p.m. EDT on May 18, 2022 in order to allow sufficient time for votes within the

401(k) Plan to be tabulated by the Trustee. Pursuant to the terms of the 401(k) Plan document, for any shares held through the 401(k) Plan for which timely voting instructions are not received from a 401(k) Plan participant or if no choice is specified on a particular proposal in voting instructions that are timely submitted, such shares will be voted in accordance with the recommendations of the Board of Directors as described herein.
Revocation of Proxies
Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted, either by written revocation delivered to the Corporate Secretary of the Company at our principal executive offices, by attending the Annual Meeting and voting in person or by submitting a subsequent proxy by mail, over the internet or by telephone. To obtain directions to attend the Annual Meeting and vote in person, please call (501) 376-5965. Proxies solicited herein will be voted in accordance with any directions contained therein, unless the proxy is received in such form or at such time as to render it ineligible to vote, or unless properly revoked. If no choice is specified by a stockholder in a returned proxy, the shares will be voted in accordance with the recommendations of the Board as described herein. If matters of business other than those described in this proxy statement properly come before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment on such matters. The proxies solicited herein shall not confer any authority to vote at any meeting of stockholders other than the Annual Meeting to be held on May 21, 2022, or any adjournments or postponements thereof.
Record Date; Outstanding Shares
The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on March 24, 2022 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof. At that date, there were 14,235,081 shares of the Company’s Class A Common Stock outstanding (“Class A Common Stock”) and 3,986,233 shares of the Company’s Class B Common Stock outstanding (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”).
Quorum; Vote Required
The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Annual Meeting is required to establish a quorum at the Annual Meeting.
If a quorum is established, each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote on the matters presented at the meeting for each share standing in such holder’s name, except that the holders of Class A Common Stock are empowered as a class to elect one-third of the directors serving on the Company’s Board of Directors and the holders of Class B Common Stock are empowered as a class to elect two-thirds of the directors serving on the Company’s Board of Directors. Stockholders will not be allowed to vote for a greater number of nominees than those named in this proxy statement.
In order to be elected, nominees for Director of each class must receive the affirmative vote of a majority of the shares of that respective class outstanding and eligible to vote in the election. Cumulative voting for Directors is not permitted. The vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and having voting power is required for the ratification of KPMG as the Company’s independent registered public accounting firm (Proposal No. 2) and to approve the stockholder proposal (Proposal No. 3).
Abstentions and Broker Non-Votes
Abstentions will be counted for quorum purposes but will have the effect of a vote against each nominee in the election of directors (Proposal No. 1), a vote against the ratification of KPMG (Proposal No. 2) and a vote against the stockholder proposal (Proposal No. 3).
Brokers holding shares for individual stockholders must vote according to specific instructions they receive from each such individual stockholder. If specific instructions are not received, in some cases, brokers may vote these shares in their discretion. The New York Stock Exchange (the “NYSE”), however, precludes brokers from exercising voting discretion on certain proposals designated under NYSE rules as being “non-routine” without specific instructions from the individual stockholder. This results in a “broker non-vote” on such a proposal. Proposal No. 1 (the election of directors) and Proposal No. 3 (the stockholder proposal) are considered non-routine matters under applicable NYSE rules. As such, a broker cannot vote on these proposals without instructions from the individual stockholder, and, therefore, an undetermined number of broker non-votes may occur with respect to these proposals. Shares represented by broker non-votes that are present and entitled to vote at the Annual Meeting will be counted for purposes of determining a quorum. Broker non-votes will have the effect of a vote against the nominees in Proposal No. 1 (the election of directors) but will have no impact on Proposal No. 3 (the stockholder proposal). Proposal No. 2 (the ratification of the appointment of KPMG) is considered a routine matter under applicable NYSE listing rules. Therefore, brokers will be permitted to vote the shares of individual stockholders who do not submit voting instructions for this proposal, and no broker non-votes will occur in connection with the ratification of the appointment of KPMG.
Costs of Solicitation
The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokers, custodians, nominees and other fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition to solicitation by mail, certain officers and associates of the Company may solicit proxies by telephone, fax, e-mail or other electronic means, or in person. These persons will receive no compensation other than their regular salaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS
The following table sets forth certain information regarding persons known to the Company, other than members of management who are presented in the separate table below, to beneficially own more than five percent of a class of the Company’s outstanding voting securities as of the close of business on March 24, 2022. Unless otherwise indicated, each such person has sole voting power and sole dispositive power over the shares indicated below.
Name and Address of Beneficial Owner	Title of Class	Amount and Nature Of Beneficial Ownership	Percent Of Class(1)
Newport Trust Company 815 Connecticut Avenue, NW, Suite 510 Washington, DC 20006	Class A	5,683,965(2)	39.93%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	Class A	1,267,363(3)	8.90%
W.D. Company, Inc.(4) 1600 Cantrell Road Little Rock, AR 72201	Class A	41,496	0.29%
	Class B	3,985,776	99.99%

(1)
At March 24, 2022, there were a total of 14,235,081 shares of the Company’s Class A Common Stock and 3,986,233 shares of the Company’s Class B Common Stock outstanding.

(2)
Based on information contained in Schedule 13G/A filed February 11, 2022 with the Securities and Exchange Commission, Newport Trust Company is the beneficial owner of these shares in its capacity as Trustee of the 401(k) Plan. Newport Trust Company has no voting power and only shared dispositive power over these shares.

(3)
Based on information contained in Schedule 13G/A filed February 8, 2022 with the Securities and Exchange Commission, Dimensional Fund Advisors LP has sole voting power over 1,254,845 shares, sole dispositive power over 1,267,363 shares and no shared voting or dispositive power with respect to any shares.

(4)
William Dillard, II, Chairman and Chief Executive Officer of the Company, Alex Dillard, President of the Company, and Mike Dillard, Executive Vice President of the Company, are officers and directors of W.D. Company, Inc. and own 27.4%, 27.9% and 26.3%, respectively, of the outstanding voting stock of W.D. Company, Inc. William Dillard, II, Alex Dillard and Mike Dillard act by majority with respect to voting and dispositive power over these shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth the number of shares of Class A Common Stock and Class B Common Stock of the Company beneficially owned by each director, each director nominee, each of the named executive officers identified under the section titled “Executive Compensation” in this proxy statement and the directors and executive officers as a group, as of March 24, 2022.
	Class A Shares		Class B Shares
Name of Beneficial Owner	Amount(1)	% of Class	Amount(1)	% of Class
Robert C. Connor	76,009(2)	*	—	—
William E. (Chip) Connor, II	500	*	—	—
Alex Dillard(3)	1,178,689(6)	8.3%(6)	(6)	(6)
Mike Dillard(4)	538,613(6)	3.8%(6)	(6)	(6)
William Dillard, II(5)	945,728(6)	6.6%(6)	(6)	(6)
William Dillard, III	250,541(7)	1.8%	—	—
James I. Freeman	88,264(8)	*	—	—
H. Lee Hastings, III	19,312	*	—	—
Rob C. Holmes	1,000	*	—	—
Chris B. Johnson	17,238	*	—	—
Denise Mahaffy	166,453(9)	1.2%	—	—
Drue Matheny	456,549(10)	3.2%	—	—
Frank R. Mori	29,272	*	—	—
Reynie Rutledge	20,827	*	—	—
Warren A. Stephens	126,970(11)	*	—	—
J. C. Watts, Jr.	11,400(12)	*	—	—
Phillip R. Watts	19,745	*	—	—
Nick White	—	*	—	—
All Directors & Executive Officers as a Group (a total of 25 persons)	4,237,565(6)	29.8%(6)	(6)	(6)

*
Denotes less than 1%

(1)
Based on information furnished by the respective individuals.

(2)
Includes nine shares owned by Robert C. Connor’s spouse.

(3)
Alex Dillard’s shares include (i) 1,010,310 shares of Class A Common Stock held directly and 131,852 shares of Class A Common Stock held in trusts over which Alex Dillard has sole voting and dispositive power and (ii) 36,527 shares held by Alex Dillard’s spouse over which Alex Dillard may be deemed to share voting and dispositive power. Alex Dillard’s address is 1600 Cantrell Road, Little Rock, Arkansas 72201.

(4)
Mike Dillard’s shares include (i) 530,703 shares of Class A Common Stock held directly and 7,300 shares of Class A Common stock held in trust over which Mike Dillard has sole voting and dispositive power and (ii) 610 shares of Class A Common Stock held in trust over which his wife has sole voting power and over which Mike Dillard may be deemed to share voting power.

(5)
William Dillard, II’s shares include 938,428 shares of Class A Common Stock held directly and 7,300 shares of Class A Common Stock held in trust over which William Dillard, II has sole voting and dispositive power. William Dillard, II’s address is 1600 Cantrell Road, Little Rock, Arkansas 72201.

(6)
Does not include 41,496 shares of Class A Common Stock and 3,985,776 shares of Class B Common Stock owned by W.D. Company, Inc. Alex Dillard, Mike Dillard and William Dillard, II are directors and officers of W.D. Company, Inc. and own 27.9%, 26.3% and 27.4%, respectively, of the outstanding voting stock of such company. Alex Dillard, Mike Dillard and William Dillard, II act by majority with respect to voting and dispositive power over these shares. The 41,496 Class A shares represent approximately 0.29% of the outstanding Class A Shares and the 3,985,776 Class B Shares represent approximately 99.99% of the outstanding Class B Shares. Alex Dillard, Mike Dillard and William Dillard, II disclaim beneficial ownership over all shares of Class A Common Stock and Class B Common Stock held by W.D. Company, Inc.
(7)
William Dillard, III’s shares include (i) 47,621 shares of Class A Common Stock held directly and 187,565 shares of Class A Common Stock held in trusts over which William Dillard, III has sole voting and dispositive power and (ii) 15,355 shares held by William Dillard, III’s spouse over which William Dillard, III may be deemed to share voting and dispositive power. Mr. Dillard owns 1.2% of the outstanding voting stock of W.D. Company, Inc. but disclaims beneficial ownership over shares held by W.D. Company, Inc.

(8)
Includes 4,000 shares of Class A Common Stock held in a private charitable foundation over which James I. Freeman has sole voting and dispositive power.

(9)
Denise Mahaffy’s shares include 159,153 shares of Class A Common Stock held directly and 7,300 shares of Class A Common Stock held in trust over which Denise Mahaffy has sole voting and dispositive power. Ms. Mahaffy owns 7.3% of the outstanding voting stock of W.D. Company, Inc. but disclaims beneficial ownership over shares held by W.D. Company, Inc.

(10)
Drue Matheny’s shares include (i) 448,599 shares of Class A Common Stock held directly and 7,300 shares of Class A Common Stock held in trust over which Ms. Matheny has sole voting and dispositive power and (ii) 650 shares of Class A Common Stock held by Ms. Matheny’s spouse over which Ms. Matheny may be deemed to share voting and dispositive power. Ms. Matheny owns 7.3% of the outstanding voting stock of W.D. Company, Inc. but disclaims beneficial ownership over shares held by W.D. Company, Inc.

(11)
Warren Stephens beneficially owns 32,302 shares held in trust and controls 94,668 shares held by Stephens Investment Holdings LLC.

(12)
Includes 1,000 shares that are pledged as security for a personal loan.

PROPOSAL NO. 1. ELECTION OF DIRECTORS
The number of directors that serve on the Company’s Board is currently set at 15 but may be changed from time to time in the manner provided in the Company’s by-laws. Class A stockholders are entitled to vote for the election of five Directors, and Class B stockholders are entitled to vote for the election of ten Directors. Directors are to be elected at the Annual Meeting for a term of one year and until the election and qualification of their successors. Once elected, our Directors have no ongoing status as “Class A” or “Class B” Directors and have the same duties and responsibilities to all stockholders.
The Board recommends that the nominee identified below be elected at the Annual Meeting. Mr.  William E. (Chip) Connor, II is newly nominated for election as a director at the 2022 Annual Meeting of Stockholders. Mr. Frank R. Mori, a current director, was not re-nominated for re-election and will leave our Board as of the 2022 Annual Meeting. Each of the remaining nominees is currently serving as a director of the Company and was elected at the 2021 Annual Meeting of Stockholders. Set forth below are the principal occupation and public company directorships each nominee currently holds or has held during the last five years, as well as other background information about the nominees, including a discussion of the specific experience, qualifications, attributes and skills of each nominee that led to the Board’s conclusion that each nominee should serve as a director.
Class A Nominees
James I. Freeman, 72, was Senior Vice President and Chief Financial Officer of the Company until his retirement effective February 1, 2015. During the past five years, his principal occupation is and has been a private investor for his own account. He has been a member of the Board since 1991. Mr. Freeman joined the Company in 1988. He entered the accounting profession in 1972 and practiced as a certified public accountant. He formerly served as a member of the Management Committee of BKD, LLP, one of the largest accounting firms in the nation. Having served as Chief Financial Officer of the Company, Mr. Freeman has extensive experience overseeing the Company’s financial reporting processes, internal accounting and financial controls and independent auditor engagements. This unique experience provides Mr. Freeman the ability to regularly advise the Board regarding current and proposed accounting issues, financial matters and regulations that affect the Company’s operations.
Rob C. Holmes, 57, serves as Chief Executive Officer, President and a member of the Board of Directors of Texas Capital Bank, N.A., and its parent company, Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), an independent bank headquartered in Dallas, Texas. He has been a member of the Board since 2021. Mr. Holmes joined Texas Capital Bank in January 2021 after a 31-year career at JPMorgan Chase & Co., most recently serving as Global Head of Corporate Client Banking and Specialized Industries since 2011. Texas Capital Bank, N.A., Texas Capital Bancshares, Inc. (NASDAQ®: TCBI) and JPMorgan Chase & Co. are not subsidiaries or other affiliates of the Company. In his role at JPMorgan Chase & Co., Mr. Holmes oversaw end-to-end responsibility for the business, providing global treasury management services, credit and investment banking solutions to clients in North America, as well as select countries in Europe and Asia, to help clients achieve their long-term corporate finance objectives. Prior to serving as head of JPMorgan’s Corporate Client Banking and Specialized Industries, Mr. Holmes was the co-head of JPMorgan’s North American Retail Industries Investment Banking practice and the head of Investment Banking for the southern region of the U.S. Mr. Holmes also shared oversight of the Commercial Banking Credit Markets business and was a member of the Commercial Banking Operating Committee and Board of Managers of J.P. Morgan Securities LLC. An active member of the local Dallas community, Mr. Holmes has historically served as a National Trustee for Boys & Girls Clubs of America and on the board of the Dallas Citizens Council. He currently serves on the Advisory Board of The University of Texas at Austin McCombs School of Business, as well as a member of the Development Board for the University and most recently an inaugural member of the executive committee. In addition, Mr. Holmes is active on the board of the Baylor Health Care System Foundation. He is a long-time member of the Salesmanship Club of Dallas, which owns and operates the Momentous Institute. Mr. Holmes received a Bachelor of Arts degree in Economics from The University of Texas at Austin and holds a Master of Business Administration from Southern Methodist University. Mr. Holmes’ experience in advising clients, particularly in the retail industry, with meeting their financial and strategic objectives uniquely positions him to provide valuable input to the Board. In addition, his strong reputation in the U.S. banking industry brings with it a wide network of valuable relationships.

Reynie Rutledge, 72, has served as a Director of the Company since 2013. At all times during the past five years, Mr. Rutledge has served as the Chairman of First Security Bancorp, a financial services holding company headquartered in Searcy, Arkansas. With over 40 years of experience in banking, Mr. Rutledge has been involved with all aspects of finance and management while leading First Security Bancorp to become the fifth largest bank holding company based in Arkansas, with over $8.2 billion in assets and 80 locations throughout the state as of December 31, 2021. First Security Bancorp consists of First Security Bank, First Security Crews & Associates investment banking firm and First Security Public Finance. First Security Bancorp is not a subsidiary or other affiliate of the Company. Mr. Rutledge is a graduate of the University of Arkansas where he earned a degree in industrial engineering and a Master of Business Administration. Mr. Rutledge is a past Chairman of the Arkansas Bankers Association and the Business Advisory Board of Harding University. Mr. Rutledge is also a member of the Arkansas Academy of Industrial Engineering, a member and past Chairman of the Dean’s Executive Advisory Board for the Sam M. Walton College of Business, a member of the Campaign Arkansas Executive Committee, a past Chairman of the Arkansas Business Hall of Fame Selection Committee, the University of Arkansas 2000 Volunteer of the Year, a 2012 recipient of the University of Arkansas Distinguished Alumni Award and past Chairman of the University of Arkansas Board of Trustees. In 2020, Mr. Rutledge was inducted into the Arkansas Business Hall of Fame. Mr. Rutledge’s extensive career in commercial banking provides insights into the credit markets for the Board. Mr. Rutledge serves as Chairman of the Audit Committee.
J.C. Watts, Jr., 64, has served as a Director of the Company since August 2009 and previously served on the Board from 2003 until 2008, including as a member of the Audit Committee. He also serves on the Board of Directors of Paycom Software, and he previously served on the Boards of Directors of CSX Corporation, ITC Holdings Corp, Burlington Northern Santa Fe Corporation, Clear Channel Communications, Inc. and Terex Corporation. At all times during the past five years, Mr. Watts has served as the Chairman of the J.C. Watts Companies, which provides both consulting and advocacy services. The J.C. Watts Companies are not subsidiaries or other affiliates of the Company. Mr. Watts served in the U.S. Congress from the fourth district of Oklahoma from 1995 to 2003. In 1998, he was elected chairman of the Republican Conference in the U.S. House of Representatives. He served for eight years on the House Armed Services Committee. He authored legislation to create the House Select Committee on Homeland Security, a committee on which he later served. He also served on the House Transportation and Infrastructure Committee as well as the House Banking Committee. He led two congressional trade missions to Africa. Mr. Watts co-authored the American Community Renewal and New Markets Act and authored the Community Solutions Act of 2001. He also crafted legislation with Congressman John Lewis to establish the Smithsonian National Museum of African American History and Culture. He has served as an analyst on television news programs nationally and internationally. Mr. Watts led a U.S. delegation to Vienna, Austria, at the request of President George W. Bush and Secretary of State Colin Powell, to the Organization for Security and Cooperation in Europe Conference on Racism, Discrimination and Xenophobia and accompanied President Bush on his historic trip to Africa. He co-founded the Coalition for AIDS Relief in Africa and served on the Board of Africare. He has also created the J.C. and Frankie Watts Foundation to focus on urban renewal and other charitable initiatives. He is the Chairman of Watts Equipment and the Chairman of the Black News Channel, which is the first ever African American news channel. Mr. Watts brings to the Board not only an understanding and sensitivity to the political and cultural issues which the Company regularly faces but also a wealth of knowledge of the regulatory environment which continues to change and affect the Company’s operations. Mr. Watts currently serves on the Audit Committee.
Nick White, 77, has served as a Director of the Company since 2008. Since 2000, Mr. White has served as Chief Executive Officer and President of White and Associates, an international retail solutions firm offering retail clients consulting services encompassing strategy, partnerships, logistics and concepts. White and Associates is not a subsidiary or other affiliate of the Company. Following a tour in Vietnam with the United States Marine Corps, Mr. White began his retail career in 1968 with Spartan-Atlantic Department Stores while still attending college. In 1973, he joined Wal-Mart Stores, Inc. as an Assistant Store Manager. From 1985 to 1990, he was General Manager of Sam’s Clubs, and in 1990, he was named an Executive Vice President of Wal-Mart Stores, Inc. and General Manager of its Supercenter Division, positions he held until his retirement in 2000. While at Wal-Mart, he served on both the Executive Committee and the Real Estate Committee. Mr. White has made significant contributions to the Board as a result of his extensive knowledge of sourcing, logistics, store operations and merchandising. Mr. White currently serves on the Compensation Committee.

Class B Nominees
Robert C. Connor, 80, has served as a Director of the Company since 1987. At all times during the past five years, Mr. Connor’s principal occupation is and has been a private investor for his own account. He began his banking career in Dallas, Texas at the Mercantile National Bank and was elected Vice President of the Citizens Bank of Jonesboro, Arkansas in 1970. He was elected President of The Union National Bank of Arkansas and The Union of Arkansas Corporation in 1976. He previously served on the Board of Sage Telecom in Allen, Texas. Mr. Connor’s long career of leadership in the banking industry makes him particularly well suited to serve on the Compensation Committee as well as to share his knowledge and insights concerning the credit markets with the Board. Mr. Connor currently serves as Chairman of the Compensation Committee.
William E. (Chip) Connor, II, 72, is Chairman and Chief Executive Officer of William E. Connor Group, Hong Kong (“The Connor Group”), positions he has held at all times during the past five years. The Connor Group, with which the Company has maintained a longstanding relationship, is one of the world’s largest privately held merchandise sourcing companies, representing more than 60 leading retailers, brands, and direct-to-consumer companies in North America, Europe, Australia, South Africa. and South America. Mr. Connor is also Chairman of Omega Compliance, a supply chain due diligence company headquartered in Hong Kong with operations throughout Asia and Europe. Omega offers a full spectrum of social and ethical compliance, supply chain security, quality inspection and supply chain investigation services. In 2022, The Connor Group was named one of the Word’s Most Ethical Companies by the Ethisphere Institute for the eleventh consecutive year. Mr. Connor is a graduate of Stanford University and received a Master of Business Administration from the University of Southern California in 1973. In 1976, he received his Juris Doctorate from the University of Santa Clara School of Law. Because of his lifelong, comprehensive knowledge of sourcing, Mr. Connor is uniquely positioned to provide the Board with valuable insight regarding this mission-critical Company function.
Alex Dillard, 72, is President of the Company, has been a member of the Board since 1975 and serves on the Executive Committee of the Board of Directors (the “Executive Committee”). This has been his principal occupation for the last five years. Mr. Dillard has been involved in virtually every aspect of operations and merchandising for the Company for over 45 years and previously served as Executive Vice President of the Company. He has served as a board member of the University of Arkansas for Medical Sciences Foundation Fund, Philander Smith College, Union Bank and Worthen Bank in Little Rock, Arkansas and First National Bank of Ft. Worth, Texas. Mr. Dillard’s understanding of both the merchandising and the operational aspects of the retail business has enabled the Board to more effectively gain a broad overview of the day-to-day processes involved in the operation of the Company.
Mike Dillard, 70, is an Executive Vice President of the Company and currently heads one of the largest merchandising portions of the Company’s business. This has been his principal occupation for the last five years. He has been a member of the Board since 1976. Mr. Dillard has played many roles for the Company, devoting his entire professional career to Dillard’s, Inc. His understanding of the unique regional characteristics of merchandising in the many different geographic regions of the country has assisted the Board in its efforts to guide the business to meet the needs of its varied customer base.
William Dillard, II, 77, is the Chairman of the Board and Chief Executive Officer of the Company, has been a member of the Board since 1967 and serves on the Executive Committee. This has been his principal occupation for the last five years. Mr. Dillard has been involved in almost every aspect of the Company’s operations, working part-time while in school and full-time for over 50 years. He was formerly President and Chief Operating Officer of the Company. Through his numerous years of service to the Company, Mr. Dillard possesses an unmatched knowledge of the Company’s operations and the retail industry as a whole. This, combined with his service as a member of the boards of directors of other public companies, allows him to provide invaluable insight to the Board. In addition, his expertise with respect to real estate matters and store location enables him to provide the Board with leadership and insight into this critical aspect of the Company’s business.
William Dillard, III, 51, is a Senior Vice President of the Company, a position he has held for the last five years. He has been a member of the Board since 2021. After receiving his undergraduate degree from the University of Texas in 1993, Mr. Dillard initially joined the Company in its Phoenix-based merchandising division where he held various roles of increasing responsibilities in the stores and buying office. After serving for a time as a merchandise sourcing agent in Hong Kong with William E. Connor & Associates, Ltd, Mr. Dillard attended Northwestern University and received a Master of Business Administration from the Kellogg School of Management in 1999. He then rejoined the Company in the Little Rock corporate headquarters serving in increasing capacities in merchandise management. Currently, in his role as Senior Vice President, Mr. Dillard is responsible for all merchandising functions for the cosmetics, ladies’ accessories and lingerie, men’s apparel and accessories and home and furniture areas of the business. These merchandise areas comprised 53% of the Company’s sales in fiscal 2021. Mr. Dillard is very active in the Little Rock community and serves on the boards of various charitable organizations including eStem Public Charter Schools, Arkansas for Educational Reform Foundation, St. Vincent Health Systems, YoungLife, Our House and Restore Hope. Mr. Dillard brings to the Board a deep understanding of all merchandising functions, from sourcing to selling, as well as experience in the development and retention of a strong talent base to achieve Company merchandising and sales objectives.
H. Lee Hastings, III, 67, has served as a Director of the Company since 2010. At all times during the past five years, Mr. Hastings has served as President and Chief Operating Officer of Hastings Holdings, Inc., a family holding company that operates several subsidiaries which are engaged in real estate, beverage distribution, import/export and other businesses. For the past twelve years, Mr. Hastings has also served as President of Arkansas Bolt, Co./ABC Logistics, a subsidiary of Hastings Holdings, Inc. that sells and imports/exports industrial fasteners and stampings throughout the world. Since 2001, Mr. Hastings has also been a director of another family holding company, State Holding Co. Inc., which owns and operates a bank holding company. None of these companies or their subsidiaries are subsidiaries or other affiliates of the Company. Mr. Hastings has extensive experience in the international import/export market and contributes valuable advice to the Board with respect to the Company’s international sourcing efforts. Mr. Hastings currently serves on the Audit Committee.
Denise Mahaffy, 64, is a Senior Vice President of the Company, a position she has held for the last five years. She has been a member of the Board since 2021. Ms. Mahaffy received her Bachelor of Business Administration degree from Southern Methodist University and joined the Company in 1979. She has served Dillard’s in a wide variety of roles in sales, merchandising, distribution, product development, marketing and advertising. Currently, she serves in critical cross functional leadership roles for the Company. Ms. Mahaffy is responsible for working with the Company’s private label credit card partner to execute marketing and operational strategies to increase card penetration and program profitability. Additionally, she leads Dillard’s comprehensive marketing and advertising efforts across multiple media channels that drives awareness while ensuring consistency of messaging to targeted customer audiences. Ms. Mahaffy also oversees the Company’s online experience and social and digital strategies as well as the photography studio. In these roles, she is responsible for multiple vital functions of the Company’s Internet store at dillards.com including Internet product publishing, product and fashion photography, search engine marketing and social media outreach. Ms. Mahaffy has a keen understanding of the Company’s customer base. Her years of front row experience across multiple functional areas brings a wealth of insight to the Board, particularly regarding customer engagement and retention.
Drue Matheny, 75, has been a member of the Board since 1994. For the past five years, her principal occupation has been, and currently is, an Executive Vice President of the Company. She is based in Ft. Worth, Texas and directs one of the largest merchandising portions of the Company. Since joining the Company in 1968, Ms. Matheny has overseen every aspect of the Company’s various merchandising functions. She brings to the Board a deep understanding of the exacting tastes and preferences of the Company’s customers.
Warren A. Stephens, 65, has served as a Director of the Company since 2002. At all times during the past five years, Mr. Stephens’ principal occupation has been Chairman, Chief Executive Officer and President of Stephens Inc. He is also Co-Chairman of SF Holding Corporation. Stephens Inc. and SF Holding Corporation are not subsidiaries or other affiliates of the Company. In 1981, Mr. Stephens joined Stephens Inc. In 2006, Mr. Stephens acquired 100% of the outstanding shares of Stephens Inc. Stephens Inc. focuses on investment banking, wealth management, capital management, private equity, institutional sales and trading, research, and insurance. Mr. Stephens’ knowledge and understanding of sophisticated financial markets have been invaluable to the Board when dealing with a wide range of issues from investment decisions to credit and finance matters to the strategic positioning of the Company.

Vote Required
A majority of the shares of the respective class of the Common Stock outstanding and eligible to vote in the election is required to elect each Director for such class.
Recommendation of the Board
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES NOMINATED BY THE BOARD. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. Management does not know of any nominee who will be unable to serve, but should any nominee be unable or decline to serve, the discretionary authority provided in the Proxy will be exercised to vote for a substitute or substitutes.

Information Regarding the Board and Its Committees
Controlled Company.   The Company qualifies as a “controlled company” under the NYSE listing standards due to the ownership by W.D. Company, Inc. of shares of Class B Common Stock allowing it to cast more than 50% of votes eligible to be cast for the election of two-thirds of the Directors of the Company. In accordance with a provision in NYSE rules for controlled companies, the Company is not required to comply with NYSE listing standards that provide for (1) a majority of the Board of Directors being composed of independent directors, (2) a nominating/corporate governance committee composed solely of independent directors and (3) a compensation committee composed solely of independent directors. Notwithstanding these exemptions, all the members of the Company’s Compensation Committee are independent in accordance with the NYSE listing standards. This may change in the future, however, at the Company’s discretion.
Director Independence.   The Board has determined that all of the Class A nominees listed above qualify as independent persons as defined in the Company’s by-laws (discussed below). In addition, the Board has affirmatively determined that each of the Class A nominees, as well as Robert C. Connor and H. Lee Hastings, III, who are Class B nominees, has no direct or indirect material relationship with the Company and qualifies as an independent director in accordance with the NYSE listing standards.
Family Relationships.   William Dillard, II, Drue Matheny, Alex Dillard, Mike Dillard and Denise Mahaffy are siblings. William Dillard, III is the son of William Dillard, II. Alexandra Lucie and Annemarie Jazic (each a Vice President of the Company) are daughters of Alex Dillard.
Director Nominations.   As provided in the Company’s by-laws, the Executive Committee is responsible for nominating individuals to stand for election at each annual meeting of stockholders. Stockholders may also nominate a director nominee pursuant to the Company’s by-laws.
The Company’s by-laws provide that nominees to represent Class A stockholders on the Company’s Board shall be independent persons only. For these purposes, the Company’s by-laws define “independent” as a person who: (1) has not been employed by the Company or an affiliate in any executive capacity within the last five years; (2) was not, and is not, a member of a corporation or firm that is one of the Company’s paid advisors or consultants; (3) is not employed by a significant customer, supplier or provider of professional services; (4) has no personal services contract with the Company; (5) is not employed by a foundation or university that receives significant grants or endowments from the Company; (6) is not a relative of the management of the Company; (7) is not a stockholder who has signed stockholder agreements legally binding him or her to vote with management; and (8) is not the Chairman of a company on which the Company’s Chairman or Chief Executive Officer is also a board member. These independence standards, found in our Corporate Governance Guidelines, are available on the investor relations portion of the Company’s website at investor.dillards.com.
In nominating a slate of directors, the objective is to select individuals with skills and experience that can be of assistance in operating the Company’s business. The following core criteria are considered in nominating each candidate:
•
Integrity.   Only persons who have demonstrated in their professional lives the highest ethical standards, maturity and responsibility will be considered.

•
Experience.   A director should have business experience relevant to the Company’s business.

•
Judgment and Knowledge.   A director should have the ability to assess the Company’s strategy, business plan and key issues to evaluate the performance of management and to evaluate the Company’s financial and operating reports and to provide meaningful analysis of the Company’s financial position.

•
Time and Commitment.   Board members must have sufficient time available to become acquainted with the Company, to prepare for Board and committee meetings and to attend meetings.

Candidates who individually possess knowledge, experience and skills in at least one of the following are sought: accounting and finance, business judgment, management, crisis response, industry knowledge or strategy and vision. Diversity is an important consideration in Board composition and is discussed as a factor in connection with each candidate. The Executive Committee has not adopted a formal policy with respect to diversity. The implementation of this consideration occurs when, in addition to the core criteria identified above, the Executive Committee informally discusses whether a potential nominee might also bring to the Board diverse life experiences and perspectives but no single factor controls the determination process.
In order for a Company stockholder to nominate an individual for election to the Board, the stockholder must provide written notice of such nomination to the Company’s Corporate Secretary, and the notice must be received by the Company’s Corporate Secretary at the principal executive offices of the Company no more than 90 days, and no less than 60 days, before the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, such nomination must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth as to each person whom the stockholder proposes to nominate for election or re-election as a Director, (1) the name, age, business address and residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of the Company’s Common Stock that are beneficially owned by such person and (4) any other information relating to such person that is required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including without limitation such persons’ written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Such notice must also set forth the name and address, as they appear on the Company’s books, of the stockholder giving the notice and the class and number of shares of the Company’s Common Stock that are beneficially owned by such stockholder. In order for a Company stockholder to recommend (as opposed to nominate) a director candidate, the stockholder must provide written notice of such recommendation to the Company’s Corporate Secretary at the principal executive offices of the Company. The Executive Committee will consider director candidates recommended by stockholders and will consider all candidates for director in the same manner regardless of the source of the recommendation. Mr. William E. (Chip) Connor, II, who was nominated by the Board for election at the Annual Meeting, was initially identified as a candidate for the Board of Directors by the members of the Executive Committee.
Director and Stockholder Meetings.   The Board of Directors met four times during the Company’s last fiscal year. During the last fiscal year, all of the individuals serving as director attended at least 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which they served. The Company encourages each Board member to attend the Company’s Annual Meeting. All individuals serving as director at that time were in attendance at the Company’s Annual Meeting held on May 15, 2021.
Executive Sessions; Presiding Director.   As required by the NYSE listing standards, our non-management directors meet on a regularly scheduled basis in executive session at which only non-management directors are present. Our non-management directors choose a presiding independent director by majority vote for each session. The presiding director is responsible for, among other things, presiding at the executive session of the non-management directors for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings. Our independent directors also meet at least annually.
Communications with Directors.   Security holders and other interested persons may contact individual directors, the presiding member of the non-management directors, non-management directors as a group or the Board as a whole, at any time. Your communication should be sent to the individual Director, the “Non-Management Members of the Board of Directors,” the “Presiding Member of Non-Management Directors” or the “Board of Directors,” as applicable, at 1600 Cantrell Road, Little Rock, Arkansas 72201. In general, any communications delivered to the principal executive offices for forwarding to the Board or specified Board members will be forwarded in accordance with its instructions. However, prior to the communications being forwarded to the Board member, the Corporate Secretary reviews communications and reserves the right not to forward to Board members any inappropriate materials.
Corporate Governance Guidelines and Code of Conduct.   The Board has adopted Corporate Governance Guidelines and a Code of Conduct that applies to all Company associates, including the Company’s executive officers, and the members of the Board. The current versions of these corporate governance documents are available free of charge on the investor relations portion of the Company’s website at investor.dillards.com, and each is available in print to any stockholder who requests copies by contacting Julie J. Guymon, Director of Investor Relations, at 1600 Cantrell Road, Little Rock, Arkansas 72201. The Company will promptly disclose to our stockholders, if required by applicable laws, any amendments to, or waivers from, provisions of the Code of Conduct that apply to our principal executive officer, principal financial officers, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (dillards.com) rather than by filing a Form 8-K.
Anti-Hedging Policy.   Directors and associates, and their designees, are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities (a) granted to the associate or Director by the Company as part of the compensation of the associate or Director or (b) held, directly or indirectly, by the Director or associate.
Board Committees.   The Board has a standing Audit Committee and Compensation Committee. The Audit Committee and the Compensation Committee have each adopted a written charter, both of which are available on the investor relations portion of the Company’s website at investor.dillards.com. In addition, the Board has an Executive Committee that performs various functions, including those similar to a standing nominating committee. The Executive Committee members are Alex Dillard and William Dillard, II.
The Audit Committee members are H. Lee Hastings, III, Reynie Rutledge, Chairman, and J.C. Watts, Jr. The Board has determined that Reynie Rutledge is an “audit committee financial expert” and that Messrs. Hastings, Rutledge and Watts are independent of management in accordance with the requirements of the NYSE and the SEC for purposes of determining audit committee independence. The Board has also determined that each of Messrs. Hastings, Rutledge and Watts is “financially literate” within the meaning of the listing standards of the NYSE. The Audit Committee held ten meetings during fiscal 2021.
The Compensation Committee members are Robert C. Connor, Chairman, Frank R. Mori and Nick White. All members of the Compensation Committee are independent as defined by NYSE listing standards. In addition all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held three meetings during fiscal 2021.
Board’s Leadership Structure.   Pursuant to the Company’s by-laws, the principal executive officer shall be the Chairman of the Board. Accordingly, the Board has elected William Dillard, II, the Company’s CEO, to serve as its Chairman. The Board believes that this structure is best suited to the interests of the Company and the stockholders at this time because it enables Mr. Dillard to be personally involved in every aspect of leading the Company. The Board believes that Mr. Dillard is uniquely qualified to serve as Chairman because his extensive experience with the Company (over 50 years of service) provides him with the long-term perspective that builds stockholder value and aligns with the long-term interests of the stockholders. In this capacity, he sets the Board agenda, regularly communicates with the other Board members and chairs Board meetings and the Annual Meeting.
Alex Dillard, the Company’s President and a fellow Board member, assists William Dillard, II in the day-to-day supervision of the Company’s business, which provides other members of the management team ready access to, and the benefit of, their combined deep understanding of the cycles and challenges of the retail industry. The close working relationship between the CEO and the President also gives the Board and the Company’s stockholders a veteran leadership team that can address issues quickly and seamlessly.
The Company has no lead independent Director. However, the non-management directors designate one of the independent directors to preside over their executive sessions.
Board’s Role in Risk Oversight.   While the Company’s management has the primary responsibility for managing risks facing the Company, the Board as a whole is actively involved in and is responsible for the oversight of risk management, including those risks associated with cybersecurity. Our senior management regularly engages in management and oversight of our Information Security programs and regularly updates and engages in discussions with our Board on cybersecurity issues. The Board’s primary goal is to ensure that the risk management processes designed and implemented by the Company’s management are effective.

The Audit Committee is responsible for oversight of the quality and integrity of the Company’s financial statements and internal controls and compliance with legal and regulatory requirements and reviews the annual risk assessment report prepared by the Company’s internal audit group which reports directly to the Audit Committee. Based on the annual risk assessment, the Audit Committee is charged with studying or investigating any matter of interest or concern that it deems appropriate. It also reviews reports describing any anonymous calls made to the Company’s “Ethics Hotline,” together with any other reports of disciplinary or other action taken with respect to material breaches of the Company’s Code of Conduct. In its investigatory capacity, the Audit Committee has the authority to retain outside legal, accounting or other advisors, including the authority to approve the fees payable to such advisors and any other terms of retention. The Audit Committee is also given unrestricted access to the Company’s internal audit group, other Board members, executive officers and independent accountants to the extent necessary to carry out its oversight responsibilities. While acting in this capacity, the Audit Committee has the full authority of the Board.
The Compensation Committee is responsible for reviewing any risks arising from the Company’s compensation policies, particularly with respect to the issue of encouraging inappropriate risk taking by executive management. In assessing compensation-related risks, the Compensation Committee may investigate any matter related thereto, is given full access to all books, records, facilities and personnel of the Company and, when appropriate, may hire outside legal, accounting or other experts or advisors to assist the Compensation Committee with its work.
The Board’s administration of its risk oversight function has not specifically affected the Board’s leadership structure. The Board believes that its current leadership structure is conducive to, and appropriate for, its oversight of risk management.
2021 Director Compensation
Consistent with its charter, the Compensation Committee annually reviews and makes recommendations to the Board of Directors with respect to director compensation. During fiscal 2021, non-management Directors received an annual cash retainer of $100,000 as well as 1,000 restricted shares of the Company’s Class A Common Stock valued at $118,510 on the date of grant. The restricted shares vest six months after their issuance. The chairmen of the Audit Committee and Compensation Committee also received an additional annual cash retainer of $25,000. Directors who are also employees of the Company are not separately compensated for their service on the Board.
During 2021, the Compensation Committee again engaged Korn Ferry as its independent compensation consultant. Korn Ferry provided the Committee with an analysis of director compensation at the Company’s peer group companies for use in determining the Company’s director compensation. Upon review and consultation with Korn Ferry, the Compensation Committee determined not to make any changes to the structure of the director compensation program.
The following table summarizes the compensation paid by the Company to non-management Directors for the fiscal year ended January 29, 2022:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Robert C. Connor	$125,000	$118,510	$—	$—	$—	$—	$243,510
Frank R. Mori	100,000	118,510	—	—	—	—	218,510
H. Lee Hastings, III	100,000	118,510	—	—	—	7,018	225,528
Rob C. Holmes	100,000	118,510	—	—	—	—	218,510
Reynie Rutledge	125,000	118,510	—	—	—	—	243,510
Warren A. Stephens	100,000	118,510	—	—	—	—	218,510

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
J.C. Watts, Jr.	100,000	118,510	—	—	—	—	218,510
Nick White	100,000	118,510	—	—	—	—	218,510
James I. Freeman	100,000	118,510	—	—	—	—	218,510

(1)
The amounts in the “Stock Awards” column represent the grant date fair value of the annual stock award made in fiscal 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), and is equal to the simple average market price of 1,000 shares on the date of grant. All grants of restricted shares were vested as of January 29, 2022.

(2)
The amounts reported in this column reflect compensation based on the aggregate incremental cost for flights constituting personal use.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation paid to our Chief Executive Officer, Co-Principal Financial Officers and our three most highly compensated other executive officers in fiscal 2021. These individuals are referred to as “named executive officers” or “NEOs.” This section should be read in conjunction with the detailed tables and narrative descriptions under the section titled “Executive Compensation” in this proxy statement.
Executive Summary
We are committed to a pay-for-performance culture. The compensation program is reviewed annually in order to assure that its objectives and components are aligned with the Company’s goals and culture and also that the program incentivizes short-term and long-term profitable growth.
The main components of the compensation strategy in place for our NEOs during fiscal 2021 included (1) a base salary, which is determined at the discretion of the Compensation Committee based on a number of factors and with the assistance of its independent compensation consultant, (2) an annual cash bonus, which is limited to an amount calculated according to the formula of the governing plan based on pre-tax net income, (3) an annual stock bonus calculated according to the formula of the governing plan and (4) retirement benefits pursuant to a pension plan. For a more comprehensive analysis of each one of these compensation arrangements, please see the discussion that follows.
At the 2020 Annual Meeting of Stockholders, in our last stockholder advisory vote, approximately 98% of the votes cast on executive compensation were voted to approve the compensation of the Company’s named executive officers. As a result, the Compensation Committee determined not to make material changes to our compensation programs during the fiscal year.
COVID-19 Pandemic
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to impact the United States and global economies. The COVID-19 pandemic has had a significant impact on the Company’s business, results of operations and financial position. The Company began closing stores on March 19, 2020 as mandated by state and local governments, and by April 9, 2020, all brick-and-mortar store locations were temporarily closed to the public. By June 2, 2020, all Dillard’s store locations had been re-opened. All stores remained open throughout fiscal 2021, although operating at reduced hours and with fewer associates compared to fiscal 2019.
In an effort to conserve cash, the Company made the decision to reduce salaried payroll by 20% for a period of six weeks during fiscal 2020, while the CEO of Dillard’s decided to forego his entire salary for eight weeks during fiscal 2020. During fiscal 2020 and subsequent to the filing of the fiscal 2019 proxy statement, the NEOs as a group decided to forego the payment of all cash bonuses that had been granted for fiscal 2019 and reported in the fiscal 2019 proxy statement.
Compensation Philosophy
The core elements of our compensation philosophy are to align each executive’s compensation with the Company’s short-term and long-term performance, promote a pay-for-performance culture and provide compensation and incentives needed to attract, retain and motivate key executives who are crucial to the Company’s long-term success. We seek to implement our philosophy by following three key principles:
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Providing compensation opportunities that are equivalent to those offered by comparable companies, thereby allowing the Company to compete for and retain talented executives who are critical to our long-term success;

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Motivating executive officers by rewarding them for attainment of Company profitability on an annual basis; and

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Aligning the interests of our executives with the long-term interests of our stockholders by awarding equity-based compensation and by offering participation in retirement, stock purchase and stock bonus plans that encourage stock ownership by our executives.

Further details concerning how we implement our philosophy, and how we apply the above principles to our compensation program, are provided throughout this CD&A.
Elements of Compensation
Our compensation program primarily consists of the following elements: Base Salary, Annual Cash Performance Bonuses, Equity-Based Compensation Awards and Pension Plan Benefits. We choose to pay each separate element with the intent of rewarding performance believed to be beneficial to the Company and accomplishing specific purposes, as described below. Within each element of compensation (other than those based on a pre-established formula), the Compensation Committee considers appropriate ranges for the amount awarded given the level of position and performance of the individual and the Company for the period under consideration.
Base Salary is designed to:
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Reward the proficiency of our executives relative to their skills, position and contributions to the success of the Company; and

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Provide a level of annual cash compensation competitive with the marketplace that recognizes contributions to the overall success of the Company and provides the potential for annual increases reflecting those contributions.

Annual Cash Performance Bonuses are designed to:
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Motivate executives to assist in the attainment of Company profitability on an annual basis; and

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Foster a pay-for-performance culture that aligns our overall compensation programs with our business strategy and rewards executives for their contributions toward our goal of increasing profitability.

Equity-Based Compensation Awards are designed to:
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Link compensation awards to the creation of stockholder value; and

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Encourage our executives to work together in the interest of stockholders by associating a portion of compensation with the long-term value of our common stock.

Pension Plan Benefits are designed to:
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Provide competitive incentives to our executive officers to focus on the long-term success of the Company; and

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Provide a secure retirement after a long and productive career with the Company.

The Compensation Committee believes that the combination of these elements provides an appropriate mix of fixed and variable pay which balances short-term operational performance with long-term stockholder value. The Committee also believes that our compensation program enables us to reinforce our pay-for-performance philosophy as well as strengthen our ability to attract and retain highly qualified executives by providing benefits equivalent to those offered by our leading competitors.
Allocation of Total Direct Compensation
The table below illustrates the allocation of total direct compensation for each NEO in fiscal 2021. Base salary, annual cash performance bonuses, equity-based compensation awards and other compensation (consisting of perquisites, insurance premiums and retirement plan contributions) comprise each NEO’s total direct compensation. Total direct compensation is different from the “Total Compensation” column of the Summary Compensation Table appearing on page 27 in that it excludes changes in pension value. We disclose the allocation of total direct compensation to provide insight into the Compensation Committee’s decision-making process when establishing NEO compensation. The Compensation Committee does not consider changes in pension value when establishing NEO compensation because pension amounts are earned each year based on a pre-established formula set forth in the Company’s pension plan relating to compensation previously received by an NEO and the NEO does not receive the amount until after retirement from the Company. Further, pension values can fluctuate widely year-to-year due to changes in discount rates, which are outside of the Company’s and executive’s control. As such, these amounts are excluded from the table below.
The Compensation Committee has determined that a slightly higher portion of total direct compensation of Messrs. William Dillard, II and Alex Dillard, our Chief Executive Officer and President, respectively, should be performance-based, than that of the other NEOs, given their ability to affect stockholder value relative to the other NEOs.
Allocation of Total Direct Compensation
NEO	Base Salary	Annual Cash Performance Bonuses	Equity-Based Compensation Awards	Other Compensation
William Dillard, II,	8.7%	88.6%	0.5%	2.2%
Chief Executive Officer
Alex Dillard,	8.7%	88.5%	0.5%	2.3%
President
Mike Dillard,	12.0%	85.2%	0.7%	2.1%
Executive Vice President
Drue Matheny,	12.0%	85.6%	0.7%	1.7%
Executive Vice President
Chris B. Johnson,	16.8%	79.7%	1.0%	2.5%
Senior Vice President and Co-Principal Financial Officer
Phillip R. Watts,	16.9%	80.2%	1.0%	1.9%
Senior Vice President, Co-Principal Financial Officer and Principal Accounting Officer
How We Determine Compensation
Role of the Compensation Committee.   The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation philosophy. In carrying out this function, the committee strives to ensure that total compensation paid to named executive officers is fair, reasonable and competitive.
The Compensation Committee regularly reviews and evaluates our compensation program to ensure that it:
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Promotes our ability to attract and retain qualified management personnel by providing compensation that is competitive relative to that paid by our competitors. To this end, the Compensation Committee regularly reviews and evaluates compensation packages and amounts paid by our primary competitors and other family-founded and family-managed companies.

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Fosters a pay-for-performance culture providing executives with the opportunity to increase their level of overall compensation based on the financial performance of the Company. To this end, the Compensation Committee regularly reviews and evaluates individual performance to ensure that our named executive officers are rewarded for their contributions to Company goals and stockholder value.

These evaluations, along with the independent judgment exercised by members of the Compensation Committee, guides the Compensation Committee’s decisions in structuring compensation elements, determining compensation amounts, allocating between long-term and currently paid compensation and allocating between cash and non-cash amounts. The Compensation Committee also takes into account how competitive pressures and economic conditions over which our named executive officers may have little or no control can have a negative impact on the Company’s financial performance.
Role of Compensation Consultant in Compensation Decisions.   During the year, in accordance with the Compensation Committee’s instructions, Korn Ferry, the Compensation Committee’s independent consultant, provided the Compensation Committee with an analysis of NEO compensation at the Company’s peer group companies, as well as information on trends and best practices in executive compensation. In addition, Korn Ferry provided the Compensation Committee with an analysis of director compensation at the Company’s peer group companies. Korn Ferry did not perform any other services for the Company or its affiliates other than to provide advice and counsel to the Compensation Committee on named executive officers and director compensation in accordance with the Compensation Committee’s instructions from time to time. The Compensation Committee has assessed the independence of Korn Ferry pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.
Role of Named Executive Officers in Compensation Decisions.   Our Chief Executive Officer, President and Co-Principal Financial Officer each provide input to the Compensation Committee regarding Company and individual performance. However, the Compensation Committee exercises complete discretion in making all compensation decisions regarding cash compensation, equity awards and other benefits for all of our named executive officers.
Role of Comparable Company Analysis in our Compensation Decisions.   In order to develop a competitive compensation package for our named executive officers, the Compensation Committee compares our compensation package with those of a peer group of public companies. The peer group includes department stores, specialty stores as well as companies that were family-founded and continue to be family-managed. A complete listing of the companies in the peer group appears below:
Abercrombie & Fitch Co.	The Gap, Inc.	Starbucks Corporation
American Eagle Outfitters, Inc.	L Brands, Inc.	The TJX Companies, Inc.
Chico’s FAS, Inc.	Macy’s, Inc.	Ulta Beauty, Inc.
The Children’s Place, Inc.	Nordstrom, Inc.	Urban Outfitters, Inc.
DICK’S Sporting Goods, Inc.	Shoe Carnival, Inc.	Williams-Sonoma, Inc.
For fiscal 2021, the Compensation Committee, in conjunction with its independent consultant, determined to remove J.C. Penney Company, Inc., S&P Global, Inc., Tailored Brands, Inc., Tiffany & Co. and Stein Mart, Inc. from the list of peer groups, most of which filed bankruptcy and/or were acquired and are no longer reporting publicly. The following companies were added in fiscal 2021: American Eagle Outfitters, Inc., DICK’S Sporting Goods, Inc., L Brands, Inc., Ulta Beauty, Inc. and Urban Outfitters, Inc. The Compensation Committee believes companies in the peer group are comparable to the Company in operations, management style and culture. However, the number of senior executives retained by the Company is generally lower than the number of senior executives at other companies in the peer group, which we believe places our executive management closer in the chain of command to associates for whom they are responsible. The benefit of our structure is that we are able to effectively manage our associates without unnecessary layers of intermediate managers. The Compensation Committee believes this approach increases the demands upon the named executive officers’ time and requires a greater depth of knowledge of operations than that of their peers in the peer group. Accordingly, the Compensation Committee believes that our named executive officers’ compensation should reflect this increased responsibility.
While we do not specifically benchmark our compensation against companies in the peer group, our Compensation Committee annually performs a compensation analysis of the compensation paid by these companies and periodically surveys the compensation practices of these companies to assess our competitiveness. This information is used as part of the Compensation Committee’s considerations in setting compensation for our named executive officers, particularly in respect of changes in base salary each year as discussed below. In reviewing this data, the Compensation Committee considers factors such as the relative financial performance of such companies, as well as certain other factors the Committee believes differentiate us from those companies — particularly our homogenous, unified business plan of operating virtually identical department stores primarily in the southwest, southeast, and midwest regions of the United States, which we believe allows for more streamlined, cohesive operations and our flatter management structure.
Stockholder Advisory Vote.   Our Compensation Committee recognizes the fundamental interest our stockholders have in the compensation of our named executive officers. At the 2020 Annual Meeting of Stockholders, approximately 98% of the shares present and entitled to vote on the advisory resolution on named executive compensation were voted to approve the compensation of the Company’s named executive officers. Based upon the results of such advisory vote and our review of our compensation policies and decisions, we believe that our existing compensation policies and decisions are consistent with our compensation philosophy and objectives discussed above and adequately align the interests of our named executive officers with the interests of our stockholders. At the 2017 Annual Meeting of Stockholders, our stockholders voted, on an advisory basis, to hold an advisory vote on the compensation of our named executive officers every three years. In light of such vote, on May 20, 2017, the Board of Directors of the Company determined that the Company would include the advisory vote on the compensation of our named executive officers every three years until the next required frequency vote. Accordingly, the next stockholder advisory vote approving named executive compensation will take place at the Company’s 2023 Annual Meeting of Stockholders along with the next advisory vote on the frequency of the advisory vote approving named executive compensation.
Specific Elements of Our Compensation Program
For compensation earned by or paid to our named executive officers during fiscal years 2021, 2020 and 2019 under the following compensation programs, refer to the Summary Compensation Table on page 27 of this proxy statement.
Base Salary
Base salaries are provided to our named executive officers at levels established by the Compensation Committee on an annual basis. Base salaries are set at the discretion of the Compensation Committee and, unlike the annual cash performance bonuses and equity-based compensation awards, are not specifically related to any Company performance criteria. Each year, the Compensation Committee reviews a competitive market analysis of salaries paid by companies in the peer group to ensure that base salaries paid to our named executive officers are competitive. The committee also considers:
•
the named executive officer’s aggregate compensation and benefits;

•
the named executive officer’s level of responsibility and experience; and

•
the named executive officer’s success in achieving business results, promoting our core values and demonstrating leadership, as well as Company-wide performance.

The Compensation Committee set each named executive officer’s base salary as follows:
	NEO Base Salary
	Fiscal 2021	Fiscal 2020	% Change
William Dillard, II	$1,070,000	$1,070,000	—%
Alex Dillard	1,070,000	1,070,000	—%
Mike Dillard	765,000	765,000	—%
Drue Matheny	765,000	765,000	—%
Chris B. Johnson	575,000	550,000	4.5%
Phillip R. Watts	575,000	550,000	4.5%
The Compensation Committee assigned higher base salary amounts to Messrs. William Dillard, II and Alex Dillard to reflect their level of responsibility and experience, the importance of their respective positions within the Company and their ability to affect stockholder value relative to other NEOs. However, the base salaries of William Dillard, II and Alex Dillard are below the median base salaries of the executive officers for the peer group of retailers listed above.

Annual Cash Performance Bonuses
Our compensation program includes annual performance bonuses payable under our stockholder-approved Senior Management Cash Bonus Plan (the “Cash Bonus Plan”). Annual cash bonuses are designed to reward executive officers based on the Company’s performance and the individual executive’s contribution to that performance. Under the terms of the Cash Bonus Plan, performance bonuses may be paid only if the Company realizes positive net income before federal and state income taxes for the fiscal year, which we refer to as pre-tax net income. The Compensation Committee believes that pre-tax net income is a meaningful measure of financial and operational performance and that requiring a particular level of financial and operational performance before cash bonuses are earned by executive officers furthers the Company’s goal of linking pay to performance. No individual’s bonus under the Cash Bonus Plan can exceed 1% of the Company’s pre-tax net income.
Under the Company’s Cash Bonus Plan, persons who occupy the following positions are eligible to receive bonuses:
•
Chief Executive Officer;

•
President;

•
Executive Vice Presidents; and

•
Senior Vice Presidents.

From this group of persons, the Compensation Committee, in its sole discretion, designates those individuals eligible to receive a performance bonus under the Cash Bonus Plan. In making its determinations, the Compensation Committee considers recommendations of senior management and the contribution of each executive officer to the Company’s performance.
When the Compensation Committee designates the individuals eligible to participate in the Cash Bonus Plan, it also designates the maximum percentage of the bonus pool each individual will be entitled to receive. The Compensation Committee assigns a percentage of the bonus pool to each participant, taking into consideration the individual’s level of responsibility for both operating results and management of the organization. The assigned percentage can vary from year to year. The year-end amount of an individual’s bonus is mathematically determined by applying this percentage to the bonus pool.
Bonuses are paid under the Cash Bonus Plan at the conclusion of the fiscal year from a bonus pool, which is equal to the sum of (x) 1 1∕2% of the Company’s pre-tax net income for the fiscal year, plus (y) 3 1∕2% of the increase in pre-tax net income over the prior fiscal year. In fiscal 2021, our pre-tax net income was $1,088,363,000. Since we incurred a pre-tax loss in 2020, the Compensation Committee also utilized $1,088,363,000 as the increase in pre-tax income. This resulted in a total available bonus pool of $54,418,160 for fiscal 2021.
The following table sets forth for each named executive officer such officer’s: (1) assigned percent allocation of the fiscal 2021 bonus pool, (2) actual percent allocation of the fiscal 2021 bonus pool, as adjusted to comply with Cash Bonus Plan limits and (3) actual bonus to be paid under the Cash Bonus Plan for fiscal 2021:
NEO	Assigned Percent Allocation of the Fiscal 2021 Bonus Pool	Actual Percent Allocation of the Fiscal 2021 Bonus Pool	Cash Bonus to be paid for Fiscal 2021 under Cash Bonus Plan
William Dillard, II	28%	20%	$10,883,600
Alex Dillard	28%	20%	$10,883,600
Mike Dillard	10%	10%	$5,441,800
Drue Matheny	10%	10%	$5,441,800
Chris B. Johnson	5%	5%	$2,720,900
Phillip R. Watts	5%	5%	$2,720,900

The Compensation Committee retains the discretion to reduce or eliminate any bonuses that might otherwise be due under the terms of the Cash Bonus Plan. In making this determination, the Compensation Committee may consider factors which are more individualized to specific circumstances that were unforeseen at the time the original allocations were made. The Compensation Committee also reserves the right to award smaller or no bonuses in order to conserve cash for operations or for other business opportunities that could either preserve or enhance stockholder value. The Compensation Committee cannot, however, increase the amounts payable under the Cash Bonus Plan. The Compensation Committee made no adjustments to the bonuses to be paid under the Cash Bonus Plan for fiscal 2021.
Equity-Based Compensation
We believe equity ownership is essential in linking an executive officer’s compensation to the performance of our Common Stock and total stockholder return. We also believe equity ownership is an important tool in creating incentive for sustained growth. As such, in fiscal 2021 our named executive officers received equity-based compensation through each of the following plans (each of which is discussed below): the Dillard’s, Inc. Stock Bonus Plan (the “Stock Bonus Plan”), a qualified defined contribution retirement plan (the “Retirement Plan”) and the Dillard’s, Inc. Stock Purchase Plan (the “Stock Purchase Plan”). Equity-based compensation awarded under these plans is generally established by a predetermined formula set forth in each plan that is tied directly to the aggregate amount of cash compensation (salary and cash bonus) paid to an individual.
•
Stock Bonus Plan.   The formula under the stockholder-approved Stock Bonus Plan provides for an annual stock award equal to 6% of each named executive officer’s annual total cash compensation in excess of $15,000 (less applicable withholding) divided by the current fair market value per share on the date that the stock bonus is granted. The stock awards have no vesting requirements. The Compensation Committee has the discretion to alter awards payable under the Stock Bonus Plan but made no adjustments to awards granted in fiscal 2021.

•
Retirement Plan.   The Retirement Plan permits executives to make elective contributions to the Retirement Plan of up to the lesser of $19,500 ($26,000 if the executive is at least 50 years old) or 75% of eligible pay. Company matching contributions are calculated on the eligible executive’s first 6% of elective deferrals with the first 1% being matched 100% and the next 5% being matched 50%. All contributions are used to purchase Class A Common Stock at market prices.

•
Stock Purchase Plan.   The stockholder-approved Stock Purchase Plan allows executives to make contributions only to the extent they were prevented from contributing to the Retirement Plan because of nondiscrimination rules and dollar limitations of the Internal Revenue Code. Company matching contributions are calculated on the eligible executive’s first 5% of elective deferrals and are matched 100%. All contributions to the Stock Purchase Plan are used to purchase Class A Common Stock at market prices.

Pension Plan
We maintain a non-qualified defined benefit pension plan (the “Pension Plan”) for our named executive officers. The Pension Plan provides an annual award following retirement based upon the level of each officer’s salary and cash bonus during the officer’s tenure, as well as the total years of service provided to the Company. Specifically, the award is calculated by multiplying each officer’s years of service by 1 1∕2% and multiplying the result by the average of the highest three years of each officer’s “pension earnings”. Pension earnings are defined as total salary plus cash bonus paid during the fiscal year minus the maximum Social Security wage base in that year. Retirement is considered Normal Retirement if the individual has met the service requirements and has reached 65 years of age. Persons are eligible for Early Retirement if the individual has met the service requirements and has reached 55 years of age.
For persons eligible for Early Retirement, but not yet eligible for Normal Retirement, there is a 2 1∕2% reduction in the amount of annual pension benefit for each year or partial year between the person’s 65th birthday and the person’s attained age on the date of retirement. During fiscal 2021, Phillip Watts was the only NEO that met the requirements for Early Retirement and had not reached the age for Normal Retirement as defined by the Pension Plan.

The Pension Plan provides that, in the event of a change in control of the Company (as defined in the Pension Plan), the present value of the annual pension benefit determined as of the date of the change in control will be paid in a lump sum within 60 days. All associates with a benefit accrued under the Pension Plan up to the date of the change in control are eligible for a lump sum payment and no further benefits would be paid from the Pension Plan. The Company believes this feature is important in recruiting and retaining qualified executive management personnel because:
•
It provides for stable retirement planning;

•
It reduces flight risk generally associated with the inherent uncertainties surrounding a change in control (that in some cases might lead some officers to retire prematurely or leave the Company); and

•
It is consistent with provisions contained in similar plans maintained by other companies.

Additional information about such lump sum payments, including how the present value would be determined and the estimated lump sum pension benefits that each named executive officer would have received if a change in control were to have occurred on the last business day of fiscal 2021 is provided below under “Potential Payments Upon Termination or Change in Control.”
Other Benefits
Health Insurance.   We provide an enhanced health insurance plan to our named executive officers. This plan assists our named executive officers in maintaining their physical well-being so that they are able to devote their energies to the management of the Company.
Company Aircraft.   Our named executive officers are allowed access to Company-owned aircraft for personal use as well as business flights. This benefit increases the level of safety and security for the named executive officers and allows them to make better use of their time by being able to travel more efficiently. The Company reports imputed income to an executive officer for income tax purposes for the value of any personal use based upon the Standard Industry Fare Level (SIFL) in accordance with the Internal Revenue Code and Treasury Regulations. For purposes of the Summary Compensation Table below, the Company reports compensation for the NEOs based on the incremental cost for flights constituting personal use. As disclosed in the Summary Compensation Table in this proxy statement, only Messrs. William Dillard, II, Alex Dillard and Mike Dillard incurred incremental costs for the personal use of Company aircraft for fiscal year 2021.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to publicly-held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s chief executive officer, to any of its other three most highly compensated executive officers, or to the co-principal financial officers. For compensation paid prior to 2018 and certain “grandfathered” arrangements in place prior to November 2, 2017, the statute exempted qualifying performance-based compensation from the $1 million limitation if specified requirements are met. However, the performance-based compensation exemption has been repealed, effective for taxable years beginning after December 31, 2017, such that future compensation paid to our named executive officers, including the co-principal financial officers, in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee has historically structured executive compensation in order to preserve its deductibility under Section 162(m) to the extent practical. The Compensation Committee continues to reserve the right, however, to grant or approve compensation or awards that may not be deductible when it believes such compensation or awards are in the best interests of the Company and its stockholders or are necessary to assure competitive total compensation for our named executive officers.
Other Compensation Considerations
Severance and Change in Control Arrangements.   We have not entered into agreements or arrangements to provide severance or change in control payments to any of our executives, other than with respect to the Pension Plan as described above. Our past practice has not included the payment of severance to any executives.

Compensation Recovery Policy.   The Compensation Committee does not presently have a specific policy seeking reimbursement of compensation awards but will adopt one when the NYSE adopts rules requiring such a policy as mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Until then, the Committee will evaluate on a case by case basis whether to seek the reimbursement of certain compensation awards paid to a named executive officer if such executive engages in material misconduct that caused, or partially caused, a restatement of financial results. If it should ever occur, when making this determination, the Compensation Committee will likely consider the totality of the circumstances surrounding the misconduct, including the intent of the officer in engaging in the misconduct and the expense that the Company might incur seeking reimbursement as compared to the amount of reimbursement, and whether there were additional officers involved and, if so, the role played by the individual in the misconduct.
Compensation Policies and Practices and Risk Management.   The Compensation Committee takes risk into consideration when reviewing and approving named executive officer compensation and believes that the composition of total compensation should not encourage inappropriate or excessive risk-taking. The Company monitors the risk associated with its compensation program for all associates, including NEOs, the components of its compensation program and individual compensation decisions, on an ongoing basis. This ongoing assessment includes (1) consideration of the primary design features of the Company’s compensation plans and the process to determine incentive compensation eligibility and grant awards for associates and (2) analysis of how those features could encourage or mitigate risk-taking. The Company believes that its compensation policies and practices for all associates, including NEOs, do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on their review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended January 29, 2022.
The Compensation Committee of the Board of Directors
Robert C. Connor, Chairman
Frank R. Mori
Nick White

EXECUTIVE COMPENSATION
The following table summarizes the compensation earned by or paid to our named executive officers during fiscal years 2021, 2020 and 2019.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(3)	All Other Compensation ($)(4)	Total Compensation ($)(1)
William Dillard, II Chief Executive Officer	2021	$1,070,000	$—	$63,300	$—	$10,883,600	$365,218	$273,096	$12,655,214
	2020	1,070,000	—	54,658	—	—	1,718,634	92,239	2,935,531
	2019	1,070,000	—	117,346	—	582,400	—	158,522	1,928,268
Alex Dillard President	2021	1,070,000	—	63,300	—	10,883,600	—	275,804	12,292,704
	2020	1,070,000	—	63,053	—	—	2,215,069	144,297	3,492,419
	2019	1,070,000	—	117,346	—	582,400	5,820,037	171,701	7,761,484
Mike Dillard Executive Vice President	2021	765,000	—	45,000	—	5,441,800	—	135,419	6,387,219
	2020	765,000	—	44,823	—	—	1,099,321	74,330	1,983,474
	2019	765,000	—	69,226	—	261,100	3,086,234	95,797	4,277,357
Drue Matheny Executive Vice President	2021	765,000	—	45,000	—	5,441,800	—	105,647	6,357,447
	2020	765,000	—	44,823	—	—	1,301,821	54,802	2,166,446
	2019	765,000	—	69,226	—	261,100	2,866,608	72,199	4,034,133
Chris B. Johnson Senior Vice President and Co-Principal Financial Officer	2021	575,000	—	33,456	—	2,720,900	—	83,700	3,413,056
	2020	550,000	—	31,973	—	—	288,135	82,608	952,716
	2019	550,000	—	39,415	—	80,300	503,142	78,515	1,251,372
Phillip R. Watts Senior Vice President, Co-Principal Financial Officer and Principal Accounting Officer	2021	575,000	—	33,456	—	2,720,900	—	64,822	3,394,178
	2020	550,000	—	31,973	—	—	379,404	63,621	1,024,998
	2019	550,000	—	39,415	—	80,300	873,568	63,965	1,607,248

(1)
In response to the COVID-19 pandemic and in an effort to reduce expense, the Company reduced salaried payroll by 20% for a period of 6 weeks during fiscal 2020 while the CEO of Dillard’s decided to forego his entire salary for 8 weeks. Additionally, amounts awarded by NEOs under the Company’s Cash Bonus Plan, which are reflected under the Non-Equity Incentive Plan Compensation column above, that were reported for fiscal 2019, were never paid, as the NEO’s as a group decided to forego the payment of these cash bonuses. The table below reflects the compensation earned by the NEO’s during fiscal 2020 and 2019, as adjusted for these COVID-19 reductions.

Name	Year	Salary (Adjusted) ($)	Non-Equity Incentive Plan Compensation (Adjusted) ($)	Total Compensation (Adjusted) ($)
William Dillard, II	2020	$905,384	$—	$2,770,915
	2019	1,070,000	—	1,345,868
Alex Dillard	2020	1,045,308	—	3,467,727
	2019	1,070,000	—	7,179,084
Mike Dillard	2020	747,346	—	1,965,821
	2019	765,000	—	4,016,257
Drue Matheny	2020	747,346	—	2,148,793
	2019	765,000	—	3,773,033
Chris B. Johnson	2020	537,308	—	940,024
	2019	550,000	—	1,171,072
Phillip R. Watts	2020	537,308	—	1,012,306
	2019	550,000	—	1,526,948

(2)
Reflects stock awards under the Company’s Stock Bonus Plan. The amount reported in this column for each NEO reflects the fair value on the date of grant, as determined under FASB ASC Topic 718. The grant date fair value of the stock awards is calculated based on the average price of the Company’s Class A Common Stock on the NYSE on the date of grant. The Company’s Stock Bonus Plan calculation can be found in the Equity-Based Compensation portion of the “Compensation Discussion & Analysis” within this proxy.

(3)
These amounts, if any, represent the actuarial increase in the present value of the NEO’s benefits under the Company’s Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Interest rate assumption changes have a significant impact on the pension values with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa. The present value of accumulated benefits for fiscal 2021 reflects a discount rate of 3.0% and generational mortality rates under the Pri-2012 table using scale MP-2021 compared to the 2.5% discount rate and generational mortality rates under the Pri-2012 table using scale MP-2020 applicable for fiscal 2020. This discount rate change was the result of actuarial adjustments based on changes in corporate bond rates. The Company does not pay “above market” interest on non-qualified deferred compensation to associates.

(4)
For fiscal 2021, all other compensation reflects matching contributions under the Company’s Retirement Plan and Stock Purchase Plan, the incremental cost to the Company for personal use of Company aircraft, premiums paid for health insurance, and certain filing fees and related costs, each as detailed in the table below:

	All Other Compensation
	Company Contributions under Retirement Plan and Stock Purchase Plan	Airplane Use(a)	Insurance Premiums Paid by the Company	HSR Act Filing Fees(b)	Total
William Dillard, II	$49,160	$52,661	$40,502	$130,773	$273,096
Alex Dillard	49,160	55,369	40,502	130,773	275,804
Mike Dillard	33,900	10,244	40,502	50,773	135,419
Drue Matheny	33,900	—	20,974	50,773	105,647
Chris B. Johnson	24,280	—	59,420	—	83,700
Phillip R. Watts	24,280	—	40,542	—	64,822

(a)
The amounts reported in this column reflect compensation for the named executive officers based on the aggregate incremental cost for flights constituting personal use. Such incremental cost is calculated on the basis of the additional variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance and other miscellaneous variable costs, resulting from such personal use. Fixed costs, which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to specific trips, are excluded from the calculation of incremental cost.
(b)
The amounts reported in this column represent payments of the filing fee and related legal costs incurred in connection with a filing under the Hart-Scott-Rodino Antitrust Improvements Act which the Company made on behalf of the named executive officer. The filing was required because the dollar value of shares held by the executive officer exceeded thresholds established under the Act. The Compensation Committee approved the payment of these expenses because they were incurred due to an increase in the stock price.

2021 Grants of Plan-Based Awards
The table below sets forth the awards granted to the NEOs during fiscal 2021 pursuant to the Cash Bonus Plan and the Stock Bonus Plan:
								All Other Stock Awards	All Other Option Awards:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock or Units (#)(3)(4)	Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target(1) ($)	Maximum(2) ($)	Threshold (#)	Target (#)	Maximum (#)
William Dillard, II	January 28, 2022							252			$63,300
	January 24, 2022		$10,883,600	$10,883,600
Alex Dillard	January 28, 2022							252			63,300
	January 24, 2022		10,883,600	10,883,600
Mike Dillard	January 28, 2022							179			45,000
	January 24, 2022		5,441,800	10,883,600
Drue Matheny	January 28, 2022							179			45,000
	January 24, 2022		5,441,800	10,883,600
Chris B. Johnson	January 28, 2022							133			33,456
	January 24, 2022		2,720,900	10,883,600
Phillip R. Watts	January 28, 2022							133			33,456
	January 24, 2022		2,720,900	10,883,600

(1)
Represents awards under the Company’s Cash Bonus Plan. As described in “Compensation Discussion and Analysis,” Executive Officers participating in the Cash Bonus Plan receive a pre-determined share of a bonus pool generated by certain Company-based performance metrics. There are no threshold or target amounts under the Cash Bonus Plan. Because the plan does not set such amounts and because future payouts relating to an NEO’s percentage share of the bonus pool are not determinable, amounts in this column represent the actual payments to be made to the named executive officers under awards granted for fiscal 2021.

(2)
Represents the maximum that any individual can receive under the Cash Bonus Plan, which is 1% of the Company’s pre-tax net income for fiscal 2021.

(3)
Reflects amounts granted to the NEOs in fiscal 2021 under the Company’s Stock Bonus Plan. For more detailed information on the Stock Bonus Plan, including a general description of the procedure and formula utilized by the Company in determining the amounts granted, see the discussion in the Equity-Based Compensation portion of “Compensation Discussion and Analysis.”

(4)
Reflects number of shares of stock granted before withholding applicable federal and state income tax. The stock grant awards reflected in the table are not subject to vesting.

Outstanding Equity Awards at 2021 Fiscal Year-End
There were no outstanding stock options or unvested stock awards held by the NEOs as of January 29, 2022.
2021 Option Exercises and Stock Vested
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal 2021 by each of the NEOs.
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Dillard, II	—	—	252	$63,300
Alex Dillard	—	—	252	63,300
Mike Dillard	—	—	179	45,000
Drue Matheny	—	—	179	45,000
Chris B. Johnson	—	—	133	33,456
Phillip R. Watts	—	—	133	33,456

(1)
The number of shares reflected as underlying Stock Awards in the table represent grants during fiscal 2021 of stock awards pursuant to the Company’s Stock Bonus Plan. These awards are not subject to vesting and, accordingly, are treated in this table as having “vested” upon grant. The amounts reflected as “Value Realized on Vesting” represent the market value of the shares on the date of grant and do not reflect the withholding of a portion of the shares to satisfy income tax payment requirements.

2021 Pension Benefits
The following table discloses the actuarial present value of accumulated pension benefits and other information as of January 29, 2022 for the NEOs under the Pension Plan.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
William Dillard, II	Pension Plan	53	$24,071,419	$—
Alex Dillard	Pension Plan	50	29,673,893	—
Mike Dillard	Pension Plan	50	14,006,553	—
Drue Matheny	Pension Plan	53	16,487,783	—
Chris B. Johnson	Pension Plan	15	1,504,654	—
Phillip R. Watts	Pension Plan	27	3,511,761	—

(1)
The calculation of benefits under the Pension Plan is discussed in the Pension Plan portion of “Compensation Discussion and Analysis.” The methodology and material assumptions used in quantifying the present value of the accumulated benefit are disclosed in Note 8 to the audited financial statements filed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022.

Potential Payments Upon Termination or Change in Control
The Pension Plan provides for a lump sum payment to participants within 60 days of a change in control of the Company. For purposes of the Pension Plan, a “change in control” is deemed to occur upon the happening of any of the following: (1) any person or entity acquires more than 50% of the Company’s Class B Common Stock whether by direct sale, merger, consolidation, share exchange or other form of corporate reorganization, (2) a majority of the members of the Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election or (3) any person or entity acquires more than 80% of the Company’s assets. However, it will not be a “change in control” under the Pension Plan in any of the above instances if the acquirer in such transaction is either an entity controlled by the Company or controlled by the descendants of William Dillard or any spouse of any such descendants.
For persons not yet eligible for Normal Retirement, there is a 2 1∕2% reduction in the amount of annual pension benefit for each year or partial year between the person’s 65th birthday and the person’s attained age on the date of the change in control. The lump sum payment is further reduced if necessary to prevent it from becoming a “parachute payment” under Section 280G of the Internal Revenue Code.
All associates with a benefit accrued under the Pension Plan up to the date of the change in control are eligible for a lump sum payment, and no further benefits would be paid from the Pension Plan if the lump sum payments were to be made. The table below details the benefits that would have been paid (without consideration of any reduction that might be required to prevent a “parachute payment”) to the named executive officers, assuming a change in control occurred on January 29, 2022, the last business day of fiscal 2021. The lump sum payment is equal to the present value of the annual pension benefit determined as of the date of the change in control. For purposes of determining the lump sum payment, present value is determined by using the interest rate determined under Section 417(e) of the Internal Revenue Code for the month of December preceding the calendar year in which the change in control occurs and by using for post-retirement mortality the 1994 Group Annuity Reserving Mortality Table projected to 2002 with Scale AA based on a fixed blend of 50% of the uploaded male mortality rates and 50% of the uploaded female mortality rates.
NEO	Pension Plan Lump Sum Payment
William Dillard, II	$35,350,125
Alex Dillard	39,323,513
Mike Dillard	21,615,957
Drue Matheny	18,513,596
Chris B. Johnson	2,189,764
Phillip R. Watts	4,254,099
We have not entered into agreements or arrangements to provide severance or change in control payments to any of our executives, other than the Pension Plan benefits described above.
CEO Pay Ratio
Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the following disclosure regarding the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median associate (the “Pay Ratio”).
For purposes of the Pay Ratio calculation, we identified our median associate by starting with our associate population as of December 31, 2021, sorting the list of all of our associates (excluding our Chief Executive Officer), whether employed on a full-time or part-time basis, by their taxable compensation for federal income tax purposes from the Company’s payroll records for the 12-month period ended December 31, 2021 and selecting the associate with the median taxable compensation amount. As part of this process, the Company annualized taxable compensation for any full-time or part-time associate on the list who was not employed for the full 12-month period and did not include the value of non-taxable Company-provided benefits such as retirement plan contributions and medical and life insurance benefits.
The annual total compensation for fiscal 2021 of our Chief Executive Officer was $12,655,214, the total amount of his compensation presented in the Summary Compensation Table on page 27. The median Dillard’s associate was calculated to be a full-time store associate, and the total fiscal 2021 compensation for that median associate was $30,121. Accordingly, the ratio of our CEO’s annual total compensation to the median annual total compensation of all other associates was 420:1. We believe that this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Due to the flexibility afforded by Item 402(u) in calculating the Pay Ratio, however, our ratio may not be comparable to CEO pay ratios presented by other companies, including in our own industry.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the year ended January 29, 2022 with management and KPMG LLP, the independent registered public accounting firm for the Company.
The discussions with KPMG LLP included the matters required to be discussed by the applicable standards adopted by the Public Company Accounting Oversight Board. Also, KPMG LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with KPMG LLP its independence. The Audit Committee also considered whether the provision of non-audit services by KPMG LLP was compatible with maintaining the auditor’s independence and concluded that it was.
Based upon the reviews and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended January 29, 2022 for filing with the Commission.
Audit Committee of the Board of Directors
Reynie Rutledge, Chairman
H. Lee Hastings, III
J.C. Watts, Jr.

PROPOSAL NO. 2. RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Board of Directors recommends to the stockholders that they ratify the selection by the Audit Committee of KPMG LLP (“KPMG”) as the Company’s independent registered public accountants for the fiscal year ending January 28, 2023. Although ratification of the Audit Committee’s selection of KPMG is not required under our by-laws or other legal requirements, we are submitting the appointment of KPMG to the stockholders as a matter of good corporate practice.
In the event that the stockholders fail to ratify the appointment, the Audit Committee will consider the view of the stockholders in determining its selection of the Company’s independent public accountants for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and its stockholders.
Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Independent Accountant Fees
The following table summarizes the fees billed by KPMG for fiscal 2021 and fiscal 2020 for audit and other related services:
	2021	2020
Audit Fees(1)	$1,420,000	$1,260,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	$1,420,000	$1,260,000

(1)
Represents fees for audits of financial statements, reviews of quarterly financial statements, reviews of registration statements and certain periodic reports filed with the SEC, and financial statements filed with certain statutory and regulatory filings.

The policy of the Audit Committee requires it to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm. During fiscal 2021, the Audit Committee pre-approved all of the services described above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” in accordance with this policy.
Vote Required
The vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and having voting power is required to ratify the appointment of KPMG as the independent registered public accounting firm for fiscal 2022.
Recommendation of the Board
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3. STOCKHOLDER PROPOSAL REGARDING THE SALE OF PRODUCTS CONTAINING ANIMAL FUR
Set forth below is a stockholder proposal that we have been advised will be presented at the Annual Meeting by The Humane Society of the United States, 2100 L Street, NW, Washington, DC 20037, beneficial owner of at least $2,000 in market value of our Class A Common Stock.
We are not responsible for the contents of this proposal or the supporting statement. As explained below, the Board unanimously recommends that you vote AGAINST this proposal.
*   *   *
Proposal No. 3
RESOLVED, that shareholders request that Dillard’s disclose to shareholders what risks it may face from its sale of products containing animal fur. This disclosure should be made within six months after the 2022 annual meeting, at reasonable cost, and omit proprietary information.
SUPPORTING STATEMENT:   Stakeholders have reason to be concerned about the Company’s increasingly isolated practice of selling real animal fur, given the significant Environmental, Social, and Governance (“ESG”) policy issues implicated by such practices.
•
Dillard’s competitors, including Macy’s, Nordstrom, Neiman Marcus, Saks Fifth Avenue and TJX, as well as online retailers Farfetch, Mytheresa and YOOX Net-a-Porter, have fur-free policies.

•
Major fashion houses like Armani, Michael Kors, Chanel, Gucci, Coach, Hugo Boss, Oscar de la Renta, Versace, Prada, Valentino, Donna Karan and Tory Burch have fur-free policies.

•
Neiman Marcus’ CEO said: “It is clear the future is fur-free.”

•
Giorgio Armani said: “Technological progress made over the years allows us to have valid alternatives at our disposition that render the use of cruel practices unnecessary as regards animals.”

•
California banned fur sales statewide, and several cities have also voted to end fur sales. Internationally, Israel banned fur sales in 2021.

•
According to Boston Consulting Group, Gen Z consumers are the first generation to place more value on animal welfare than all other sustainability issues when purchasing goods.

Moreover, international financial institutions are implementing policies that avoid involvement in the fur industry.
•
ING: “Restricted activities: Fur farms, manufacturing or trade in fur products.” “Restricted activities … activities whose controversial nature and impact makes them incompatible with ING’s Values and our concern for … promoting sustainable development.”

•
Similarly, Rabobank, Standard Chartered, the European Bank of Reconstruction and Development, and The Co-operative Bank have all established sustainability and welfare policies against providing any services for activities involving the production, manufacture, or trade of animal fur products.

The Company’s sale of fur makes it an outlier at a time when stakeholders are focused more than ever on companies engaging in responsible ESG practices. Shareholders would therefore benefit from disclosure of the risks faced by Dillard’s as a result of its continued selling of animal fur products, an arena in which the Company stands increasingly isolated.
•
As Glass Lewis has said, a company “should consider its exposure to regulatory, legal and reputational risk due to its animal welfare policies and practices.”

•
And as Northern Trust reports, it “generally votes for proposals requesting increased disclosure of reporting animal treatment issues that may impact a company’s operation and products.”

This is one such proposal. “With tastes changing quickly,” as BlackRock has said when discussing animal welfare, “companies may be best served by preempting or anticipating changing sentiment rather than waiting to be hurt by the shifting tide.”

Engaging in the sale of fur gives rise to a significant ESG policy issue that has global implications, the nature of which should be carefully considered and communicated to shareholders.
Shareholders are encouraged to vote FOR this proposal.
The Company’s Statement in Opposition to Proposal No. 3
The Board of Directors has carefully considered this proposal, which generally requests that the Company disclose to stockholders what risks it may face from its sale of products containing animal fur, and has concluded that its adoption would not be in the best interests of the Company or its stockholders for the reasons set forth below.
The Company has implemented numerous steps to confirm vendor compliance with laws and regulations, including those related to animal welfare.   The Company’s stringent processes and procedures ensure that all of the merchandise the Company sells has been manufactured, packaged, labeled, tagged, packed, advertised, sold, invoiced and transported in full compliance with all applicable laws. The Company takes additional, deliberate steps in the purchase of certain products to provide greater oversight of its vendors to drive greater vendor accountability. Furthermore, the Company’s purchase terms require vendors to comply with all laws in their production of merchandise for resale by the Company, including laws that relate to animal welfare.
The Company already makes available information regarding its policies and principles regarding the merchandise it sources.   The Company has adopted a Social Accountability Policy and issues an annual Social Accountability Report, both of which are publicly available at investor.dillards.com/corporate-governance/governance-documents/default.aspx. In particular, the Company’s Social Accountability Policy sets forth requirements and expectations for vendors in the Company’s supply chain related to animal welfare. The information included in the Company’s Social Accountability Report and Dillard’s Purchase Order Terms, Conditions & Instructions is not incorporated by reference into this Proxy Statement.
The Company already provides extensive disclosure regarding the reputational and strategic risks surrounding its merchandising decisions.   The Company’s management team, who are involved in the day-to-day operations of designing, sourcing and selling Company products, have made careful and informed decisions regarding the risks facing the Company. These risks are assessed on a regular basis and disclosed to stockholders in accordance with the rules and guidance issued by the Securities and Exchange Commission. For example, in the Company’s Form 10-K for the fiscal year ended January 30, 2021 (the “2021 Form 10-K”), the Company includes a risk factor entitled “Our business is dependent upon our ability to accurately predict rapidly changing fashion trends, customer preferences and other fashion-related factors”, in which the Company describes how its inability to predict or respond to changing styles or preferences could lead to “lower sales, increased inventories, additional markdowns or promotional sales to dispose of excess or slow-moving inventory and lower gross margins, all of which would have an adverse effect on our business, financial condition and results of operations.” Similarly, the 2021 Form 10-K goes on to describe how “[i]solated incidents involving us or our merchandise that erode trust or confidence could adversely affect our reputation and our business, particularly if the incidents result in significant adverse publicity or governmental investigation or inquiry.” Given these and other similar statements identifying the risks associated with the Company’s merchandising decisions, the request of the stockholder proposal to provide additional risk-related disclosure is wholly unnecessary.
The Board has carefully considered the stockholder proposal and, for the reasons described above, believes that additional disclosure requested by the stockholder proposal would be largely duplicative and not enhance the Company’s existing disclosures or policies and practices regarding animal welfare. Devoting resources for additional disclosure would be inefficient and not in the best interest of the Company or the Company’s stockholders.
Vote Required
Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board
THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS STOCKHOLDER PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
The following list is a summary of transactions occurring since the beginning of fiscal 2021, or that are currently proposed, (1) in which the Company was, or is to be, a participant, (2) where the amount involved exceeds $120,000, and (3) in which any of the Company’s executive officers, directors, nominees, principal stockholders and other related persons as defined in SEC rules had, or will have, a direct or indirect material interest or which the Company has chosen to voluntarily disclose:
1.
Denise Mahaffy, a Senior Vice President of the Company and Director, is a sibling of William Dillard, II, Drue Matheny, Alex Dillard and Mike Dillard. During fiscal 2021, the Company (a) paid Ms. Mahaffy a total salary of $640,000, (b) made contributions for her benefit in the amount of $124,557 pursuant to the Company’s benefit plans and (c) provided Ms. Mahaffy $7,193 in other compensation benefits. For fiscal 2021, Ms. Mahaffy was also awarded a bonus of $2,720,900 under the Cash Bonus Plan that was paid on April 4, 2022.

2.
William Dillard, III, a Senior Vice President of the Company and Director, is the son of William Dillard, II. During fiscal 2021, the Company paid William Dillard, III a total salary of $660,192 and made contributions for his benefit in the amount of $126,562 pursuant to the Company’s benefit plans. For fiscal 2021, William Dillard, III was also awarded a bonus of $2,720,900 under the Cash Bonus Plan that was paid on April 4, 2022.

3.
Alexandra Lucie, a Vice President of the Company, is the daughter of Alex Dillard. During fiscal 2021, the Company paid Ms. Lucie a total salary of $362,500 and made contributions for her benefit in the amount of $93,842 pursuant to the Company’s benefit plans.

4.
Annemarie Jazic, a Vice President of the Company, is the daughter of Alex Dillard. During fiscal 2021, the Company (a) paid Ms. Jazic a total salary and bonus of $403,750, (b) made contributions for her benefit in the amount of $98,397 pursuant to the Company’s benefit plans and (c) provided Ms. Jazic $5,241 in other compensation benefits.

5.
Michelle Hobbs, Director of Exclusive Brand Shoes for the Company, is the daughter of Alex Dillard. During fiscal 2021, the Company paid Ms. Hobbs a total salary of $230,000 and made contributions for her benefit in the amount of $21,309 pursuant to the Company’s benefit plans.

6.
During fiscal 2021, Stephens Insurance, LLC received commissions from third parties of approximately $1,234,863 in connection with the sale of voluntary insurance benefits to Dillard’s associates. It is estimated that approximately $55,212 of this amount represents commissions from premiums paid by the Company on behalf of associate insurance programs. Stephens Insurance, LLC is wholly-owned directly by Warren A. Stephens.

7.
During fiscal 2021, the Company paid The Connor Group $4,440,801 for agent and design fees and $26,366 for merchandise. William E. (Chip) Connor, II, a director nominee, is the sole ultimate beneficial shareholder of The Connor Group.

All related party transactions described above have been reviewed and approved in accordance with the Company’s policy as described below. It is the policy of the Board, which has been formally adopted in writing as a Board Resolution: (1) to require that related persons disclose to the Board of Directors the material terms of any potential related party transaction, or any material amendment or modification of such a transaction, that may require disclosure in the proxy statement and (2) to provide that the Board of Directors establish in each individual case a group of disinterested directors with the responsibility to review such potential transaction, amendment or modification, to determine whether such transaction is fair to the Company and, if so, to approve or ratify the transaction. Due to the myriad of different situations which could present themselves to this group of directors, no specific standards apply during review of a related party transaction.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s Class A Common Stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Class A Common Stock.

To the Company’s knowledge, based solely on a review of copies of reports provided by individuals subject to the reporting requirements of Section 16(a) of the Exchange Act to the Company and written representations of such individuals that no other reports were required, during the fiscal year ended January 29, 2022, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except two reports for Reynie Rutledge reflecting shares purchased under a dividend reinvestment program through his brokerage account that were inadvertently filed late due to adminstative error.
OTHER MATTERS
Management of the Company knows of no other matters that may come before the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Annual Meeting, it is the intention of the proxy holders to vote the Proxy in accordance with their judgment.
STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
The Company’s 2023 Annual Meeting of Stockholders is scheduled to be held on Saturday, May 20, 2023.
If a stockholder intends to submit a proposal to be included in the Company’s proxy statement and form of proxy relating to the Company’s 2023 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the proposal must be received by the Company at its principal executive offices not later than December 9, 2022. Such proposal must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement and related form of proxy for the 2023 Annual Meeting of Stockholders.
Under the Company’s by-laws, if a stockholder intends to submit a proposal at the 2023 Annual Meeting of Stockholders, and such proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to such meeting pursuant to SEC Rule 14a-8, the stockholder’s notice of such proposal (including certain information specified in the by-laws) must be delivered to the Company’s Corporate Secretary at the principal executive offices of the Company no earlier than the close of business on January 21, 2023 and no later than the close of business on February 20, 2023. If a stockholder fails to submit the proposal within such time period, the proposal will be untimely and will not be considered at the 2023 Annual Meeting of Stockholders.
Under the Company’s by-laws and assuming the 2023 Annual Meeting of Stockholders is held as scheduled on May 20, 2023, if a stockholder intends to nominate an individual for election to the Board at the 2023 Annual Meeting of Stockholders, the stockholder’s notice of such nomination must be received by the Company’s Corporate Secretary at the principal executive offices of the Company no earlier than February 19, 2023 and no later than March 21, 2023.
In addition to satisfying the foregoing requirements under the Company’s by-laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by SEC Rule 14a-19 no later than March 22, 2023.
GENERAL
The Company’s annual report for the fiscal year ended January 29, 2022 is being distributed or made available, as the case may be, with this proxy statement but is not to be considered as a part hereof. These materials are also available at investor.dillards.com/financial-information/annual-report-and-proxy/default.aspx.
The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, the Company is delivering a single copy of the proxy materials or the Notice of Internet Availability of Proxy Materials, as applicable, to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.

If you are a registered holder of Common Stock and are subject to householding as described above and would like to revoke your consent to householding and in the future receive your own set of proxy materials or Notice of Internet Availability of Proxy Materials, you may do so by contacting Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095. Alternatively, if you are eligible for householding but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and accompanying documents, please contact Broadridge as indicated above.
Stockholders who own Common Stock in street name through a broker or other nominee should contact their brokers or nominees if they have questions, or wish either to give instructions to household or to revoke their decision to household.
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER WHOSE PROXY IS SOLICITED, UPON WRITTEN REQUEST TO:
DILLARD’S, INC.
1600 Cantrell Road
Little Rock, Arkansas 72201
Attention: Phillip R. Watts,
Senior Vice President,
Co-Principal Financial Officer and
Principal Accounting Officer
By Order of the Board of Directors
DEAN L. WORLEY
Vice President, General Counsel,Corporate Secretary

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DETACH AND RETURN THIS PORTION ONLY

DILLARD'S, INC.

1. ELECTION OF DIRECTORS

Class A Nominees:

	For	Against	Abstain
1a. James I. Freeman	☐	☐	☐
1b. Rob C. Holmes	☐	☐	☐
1c. Reynie Rutledge	☐	☐	☐
1d. J.C. Watts, Jr.	☐	☐	☐
1e. Nick White	☐	☐	☐

The Board of Directors of the Company recommends voting FOR each of the nominees listed above.

	For	Against	Abstain
3. STOCKHOLDER PROPOSAL REGARDING SALE OF PRODUCTS CONTAINING ANIMAL FUR.	☐	☐	☐

The Board of Directors of the Company recommends voting AGAINST proposal 3.

4. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TOVIEW MATERIALS & VOTE DILLARD'S, INC.P.O. BOX 486LITTLE ROCK, AR 72203 ATTN: JULIE GUYMON VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 18, 2022 for all shares related to the 401(k) Plan. All other shares reflected on this proxy card may be voted up until 11:59 p.m. Eastern Time on May 20, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 18, 2022 for all shares related to the 401(k) Plan. All other shares reflected on this proxy card may be voted up until 11:59 p.m. Eastern Time on May 20, 2022. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The properly executed proxy card must be received by May 18, 2022 for all shares related to the 401(k) Plan. For all other shares the properly executed proxy card must be received by May 20, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D74993-P69229 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 1a.1b.1c.James I. Freeman Rob C. HolmesReynie Rutledge!!!!!!!!!1d.J.C. Watts, Jr.!!!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.D74994-P69229THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSDillard's, Inc.Post Office Box 486 Little Rock, Arkansas 72203Telephone No. (501) 376-5200 PROXYThe undersigned hereby appoints William Dillard, II and Dean L. Worley, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his substitute to represent and vote, as designated on the reverse side, all the shares of the Class A Common Stock of Dillard's, Inc. held of record by the undersigned on March 24, 2022 at the annual meeting of stockholders to be held on May 21, 2022, or any postponement or adjournment thereof.To the extent that the voting of this proxy card relates to shares held through the Dillard's, Inc. Investment & Employee Stock Ownership Plan ("401(k) Plan"), by signing this proxy card, the undersigned participant hereby instructs Newport Trust Company, Trustee for the Dillard's Stock Fund portion of the 401(k) Plan to exercise the voting rights relating to any shares of Class A Common Stock of Dillard's, Inc. allocable to his or her account(s) as of March 24, 2022. For shares voted by mail, this instruction and proxy card is to be received by the tabulation agent (Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 18, 2022. For shares voted by phone or Internet, the deadline is 11:59 p.m. Eastern Time on May 18, 2022. The Trustee will vote all shares for which specific direction is received by the deadline in accordance with such specific direction. All shares held in the 401(k) Plan for which no specific voting direction is received by the Trustee by the deadline will be voted in accordance with the Board's recommendations.PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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DILLARD'S, INC.

1. ELECTION OF DIRECTORS

Class B Nominees:	For	Against	Abstain
1a. Robert C. Connor	☐	☐	☐
1b. William E. (Chip) Connor, II	☐	☐	☐
1c. Alex Dillard	☐	☐	☐
1d. Mike Dillard	☐	☐	☐
1e. William Dillard, II	☐	☐	☐
1f. William Dillard, III	☐	☐	☐
1g. H. Lee Hastings, III	☐	☐	☐
1h. Denise Mahaffy	☐	☐	☐
1i. Drue Matheny	☐	☐	☐
1j. Warren A. Stephens	☐	☐	☐

	For	Against	Abstain
3. STOCKHOLDER PROPOSAL REGARDING SALE OF PRODUCTS CONTAINING ANIMAL FUR.	☐	☐	☐

The Board of Directors of the Company recommends voting AGAINST proposal 3.

4. In their discretion, the proxies are authorized to consider and act upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

The Board of Directors of the Company recommends voting FOR each of the nominees listed above.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TOVIEW MATERIALS & VOTE DILLARD'S, INC.P.O. BOX 486LITTLE ROCK, AR 72203 ATTN: JULIE GUYMON VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2022. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The properly executed proxy card must be received by May 20, 2022. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D74995-P69229 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 1a.Robert C. Connor!!!1b.William E. (Chip) Connor, II!!!ForAgainstAbstain1c.Alex Dillard!!!2.PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE!!!1d.Mike Dillard!!!COMPANY FOR FISCAL 2022.The Board of Directors of the Company recommends voting FOR1e.William Dillard, II!!!proposal 2.ForAgainstAbstain1f.William Dillard, III!!!3.STOCKHOLDER PROPOSAL REGARDING SALE OF PRODUCTS CONTAINING ANIMAL FUR.!!!1g.H. Lee Hastings, III!!!The Board of Directors of the Company recommends voting